As filed with the Securities and Exchange Commission on February 14, 2007.
Registration Statement No. 333-138262

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5
TO
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Opnext, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3674	22-3761205
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1 Christopher Way
Eatontown, New Jersey 07724
(732) 544-3400
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Harry L. Bosco
Chief Executive Officer
1 Christopher Way
Eatontown, New Jersey 07724
(732) 544-3400
(Name, Address Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies of All Communications to:

J. Scott Hodgkins, Esq. Ann Lawrence, Esq. Latham & Watkins LLP 633 West Fifth Street, Suite 4000 Los Angeles, CA 90071 (213) 485-1234	Keith F. Higgins, Esq. Julie H. Jones, Esq. Ropes & Gray LLP One International Place Boston, MA 02110 (617) 951-7000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE
     The purpose of this Amendment No. 5 to the Form S-1 Registrant Statement is to file and add an additional exhibit. Accordingly, this Amendment consists only of the facing page, this explanatory note and Part II of the Registration Statement. Amendment No. 5 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly such prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses Of Issuance And Distribution

The following table sets forth the various expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale and distribution of the common stock being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the NASDAQ application fee.

SEC registration fee	$31,211
NASD filing fee	$29,669
NASDAQ application fee	$150,000
Accounting fees and expenses	$1,500,000
Legal fees and expenses	$2,500,000
Printing and engraving expenses	$500,000
Transfer agent fees and expenses	$3,500
Blue sky fees and expenses	$15,000
Miscellaneous fees and expenses	$470,620
Total	$5,200,000

Item 14.	Indemnification of Directors and Officers

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws, in each case, that will be adopted upon consummation of this offering, will include provisions to (i) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL and (ii) require the registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under DGCL. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the registrant or its stockholders, for improper transactions between the director and the registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Prior to the completion of this offering, we intend to enter into indemnification agreements with our directors and officers. The indemnification agreements will provide indemnification to our directors and officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 15.	Recent Sales of Unregistered Securities

Since December 31, 2003, the registrant has sold the following securities without registration under the Securities Act of 1933:

From December 2003 through December 2006, we granted stock options to our employees and directors under our 2001 Stock Option Plan pursuant to which the optionees may purchase up to an aggregate of 321,500 shares of our common stock at the current weighted average exercise price of $15.00 per share. Of the options we granted during this period, options to purchase a total of 35,500 shares of our common stock have been forfeited, and none have been exercised. The sale and issuance of these securities were exempt from registration under Rule 701 under the Securities Act.

From December 2003 through December 2006, we granted stock appreciation rights to our employees under our 2001 Stock Option Plan pursuant to which the right holders may purchase up to an aggregate of 550,833 shares of our common stock at the current weighted average exercise price of $15.00 per share. Of the SARs we granted during this period, rights to purchase a total of 20,000 shares of our common stock have been forfeited and none have been exercised. The sale and issuance of these securities were exempt from registration under Rule 701 under the Securities Act.

From December 2003 through December 2006, we granted restricted stock to our employees and directors under our 2001 Stock Option Plan pursuant to which the grantees will acquire to an aggregate of 216,661 shares of our common stock. Of the restricted stock we granted during this period, none have been canceled and none have vested pursuant to these grants. The sale and issuance of these securities were exempt from registration under Rule 701 under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.		Description of Document

1.1		Form of Underwriting Agreement.(4)
3.1		Form of Amended and Restated Certificate of Incorporation of Opnext, Inc., to be effective upon the closing of the offering to which this Registration Statement relates.(3)
3.2		Form of Amended and Restated Bylaws of Opnext, Inc., to be effective upon the closing of the offering to which this Registration Statement relates.(3)
3.3		Specimen of stock certificate for common stock.(3)
4.1		Pine Stockholder Agreement, dated as of June 4, 2003, by and among Opnext, Inc. and the Stockholders of Pine Photonics Communications, Inc.(4)
4.2		Registration Rights Agreement, entered into as of July 31, 2001, by and among Opnext, Inc., Clarity Partners, L.P., Clarity Opnext Holdings I, LLC, Clarity Opnext Holdings II, LLC, and Hitachi, Ltd.(4)
4.3		Stockholders’ Agreement, dated as of July 31, 2001, between Opnext, Inc. and each of Hitachi, Ltd., Clarity Partners, L.P., Clarity Opnext Holdings I, LLC and Clarity Opnext Holdings II, LLC, as amended.(4)
5.1		Opinion of Latham & Watkins LLP, related to the shares of common stock being sold in the initial public offering.
10.1		Pine Photonics Communications, Inc. 2000 Stock Plan.(1)
10.2		Form of Pine Photonics Communications, Inc. 2000 Stock Plan: Stock Option Agreement.(1)
10.3		Opnext, Inc. 2001 Long-Term Stock Incentive Plan.(1)
10.4		Form of Opnext, Inc. 2001 Long-Term Stock Incentive Plan, Nonqualified Stock Option Agreement.(2)
10	.4a	Form of Opnext, Inc. 2001 Long-Term Stock Incentive Plan, Nonqualified Stock Option Agreement for Senior Executives.(2)
10	.4b	Opnext, Inc. Nonqualified Stock Option Agreement dated as of November 1, 2004, between Opnext, Inc. and Harry L. Bosco (“Participant”).(2)
10	.4c	Form of Opnext, Inc. 2001 Long-Term Stock Incentive Plan, Stock Appreciation Right Agreement.(2)
10.5		Form of Hitachi, Ltd. and Clarity Management, L.P. Nonqualified Stock Option Agreement.(2)
10.6		Opnext, Inc. Amended and Restated 2001 Long-Term Stock Incentive Plan.(3)
10.7		Employment Agreement, entered into as of July 31, 2001, by and between Opnext, Inc. and Harry L. Bosco, as amended.(1)
10.8		Employment Agreement, entered into as of August 24, 2001, by and between Opnext, Inc. and Michael C. Chan, as amended.(1)
10.9		Employment Agreement, entered into as of August 24, 2001, by and between Opnext, Inc. and Chi-Ho Christopher Lin, as amended.(1)
10.10		Employment Agreement, dated March 5, 2001, by and between Opnext, Inc. and Robert J. Nobile.(1)
10.11		Form of Opnext, Inc. Restricted Stock Agreement.(1)
10.12		Research and Development Agreement, dated as of July 31, 2001, by and among Hitachi, Ltd., Opnext Japan, Inc. and Opto Device, Ltd. as amended.(4)
10.13		Research and Development Agreement, dated as of July 31, 2002, by and between Hitachi, Ltd. and Opnext, Inc., as amended.(4)
10.14		Outsourcing Agreement, made and entered into as of July 31, 2001, by and between Hitachi, Ltd. and Opnext Japan, Inc., as amended.(4)
10.15		Preferred Provider Agreement, made and entered into as of July 31, 2001, by and between Hitachi, Ltd. and Opnext, Inc., as amended.(4)
10.16		Procurement Agreement, made and entered into as of July 31, 2001, by and between Opnext Japan, Inc. and Hitachi, Ltd., as amended.(4)

Exhibit No.	Description of Document

10.17	Raw Materials Supply Agreement, made and entered into as of July 31, 2001, by and between Hitachi, Ltd. and Opnext, Inc., as amended.(4)
10.18	Intellectual Property License Agreement, dated as of July 31, 2001, by and between Hitachi, Ltd. and Opnext Japan, Inc., as amended.(4)
10.19	Intellectual Property License Agreement, dated as of October 1, 2002, by and between Hitachi, Ltd. and Opnext Japan, Inc., as amended.(4)
10.20	Intellectual Property License Agreement, effective as of October 1, 2002, by and between Hitachi Communication Technologies, Ltd. and Opnext Japan, Inc.(4)
10.21	Trademark Indication Agreement, dated as of October 1, 2002, by and between Hitachi, Ltd. and Opnext Japan, Inc., as amended.(2)
10.22	Trademark Indication Agreement, dated as of July 31, 2001, by and between Hitachi, Ltd., Opnext, Inc. and Opnext Japan, Inc., as amended.(2)
10.23	Lease Agreement, made as of July 31, 2001, between Hitachi Communication Technologies, Ltd. and Opnext Japan, Inc., as amended.(4)
10.24	Lease Agreement, made as of October 1, 2002, between Renesas Technology Corp. and Opnext Japan, Inc., as amended.(4)
10.25	Business Park Net Lease Agreement, dated as of June 30, 2000, by and between Bedford Property Investors, Inc. and Opnext, Inc., as amended.(4)
10.26	Agreement on Bank Transactions between Opnext Japan, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as amended.(3)
10.27	Software User License Agreement, dated as of October 20, 2003, by and between Renesas Technology Corp. and Opnext Japan, Inc.(3)
10.28	Logistics Agreement, effective as of April 1, 2002, between Opnext, Inc. and Hitachi Transport System, Ltd.(4)
10.29	Distribution Agreement, dated April 1, 2001, between Hitachi Electronic Devices Sales, Inc. and Opnext Japan, Inc.(4)
10.30	Distribution Agreement, dated April 1, 2003, between Opnext Japan, Inc. and Renesas Technology Sale Co., Ltd.(4)
10.31	Distribution Agreement, dated July 1, 2003, between Opnext Japan, Inc. and Hitachi High- Technologies Corp.(4)
21.1	List of Subsidiaries.(1)
23.1	Consent of Ernst & Young LLP.(4)
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page of the Registration Statement).(1)
99.1	Rule 438 Consent of John F. Otto, Jr., dated February 9, 2007.(4)

(1)	Previously filed with the Form S-1 filed by the Registrant on October 27, 2006.

(2)	Previously filed with Amendment No. 1 to the Form S-1 filed by the Registrant on December 13, 2006.

(3)	Previously filed with Amendment No. 3 to the Form S-1 filed by the Registrant on January 29, 2007.

(4)	Previously filed with Amendment No. 4 to the Form S-1 filed by the Registrant on February 12, 2007.

(b) Financial Statement Schedules

No financial statement schedules are provided because the information called for is not required or is shown either in the consolidated financial statements or the notes thereto.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act of 1933 each, post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) In a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eatontown, State of New Jersey, on February 14, 2007.

OPNEXT, INC. (Registrant)

By:	/s/ Harry L. Bosco Harry L. Bosco President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Harry L. Bosco Harry L. Bosco		Director, President and Chief Executive Officer (principal executive officer)	February 14, 2007

* Robert J. Nobile		Chief Financial Officer and Senior Vice President, Finance (principal financial and accounting officer)	February 14, 2007

* Dr. Naoya Takahashi		Chairman of the Board	February 14, 2007

* Dr. David Lee		Co-Chairman of the Board	February 14, 2007

* Tetsuo Takemura		Director	February 14, 2007

* Ryuichi Otsuki		Director	February 14, 2007

*By:	/s/ Harry L. Bosco Harry L. Bosco Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.	Description of Document

1.1		Form of Underwriting Agreement.(4)
3.1		Form of Amended and Restated Certificate of Incorporation of Opnext, Inc., to be effective upon the closing of the offering to which this Registration Statement relates.(3)
3.2		Form of Amended and Restated Bylaws of Opnext, Inc., to be effective upon the closing of the offering to which this Registration Statement relates.(3)
3.3		Specimen of stock certificate for common stock.(3)
4.1		Pine Stockholder Agreement, dated as of June 4, 2003, by and among Opnext, Inc. and the Stockholders of Pine Photonics Communications, Inc.(4)
4.2		Registration Rights Agreement, entered into as of July 31, 2001, by and among Opnext, Inc., Clarity Partners, L.P., Clarity Opnext Holdings I, LLC, Clarity Opnext Holdings II, LLC, and Hitachi, Ltd.(4)
4.3		Stockholders’ Agreement, dated as of July 31, 2001, between Opnext, Inc. and each of Hitachi, Ltd., Clarity Partners, L.P., Clarity Opnext Holdings I, LLC and Clarity Opnext Holdings II, LLC, as amended.(4)
5.1		Opinion of Latham & Watkins LLP, related to the shares of common stock being sold in the initial public offering.
10.1		Pine Photonics Communications, Inc. 2000 Stock Plan.(1)
10.2		Form of Pine Photonics Communications, Inc. 2000 Stock Plan: Stock Option Agreement.(1)
10.3		Opnext, Inc. 2001 Long-Term Stock Incentive Plan.(1)
10.4		Form of Opnext, Inc. 2001 Long-Term Stock Incentive Plan, Nonqualified Stock Option Agreement.(2)
10	.4a	Form of Opnext, Inc. 2001 Long-Term Stock Incentive Plan, Nonqualified Stock Option Agreement for Senior Executives.(2)
10	.4b	Opnext, Inc. Nonqualified Stock Option Agreement dated as of November 1, 2004, between Opnext, Inc. and Harry L. Bosco (“Participant”).(2)
10	.4c	Form of Opnext, Inc. 2001 Long-Term Stock Incentive Plan, Stock Appreciation Right Agreement.(2)
10.5		Form of Hitachi, Ltd. and Clarity Management, L.P. Nonqualified Stock Option Agreement.(2)
10.6		Opnext, Inc. Amended and Restated 2001 Long-Term Stock Incentive Plan.(3)
10.7		Employment Agreement, entered into as of July 31, 2001, by and between Opnext, Inc. and Harry L. Bosco, as amended.(1)
10.8		Employment Agreement, entered into as of August 24, 2001, by and between Opnext, Inc. and Michael C. Chan, as amended.(1)
10.9		Employment Agreement, entered into as of August 24, 2001, by and between Opnext, Inc. and Chi-Ho Christopher Lin, as amended.(1)
10.10		Employment Agreement, dated March 5, 2001, by and between Opnext, Inc. and Robert J. Nobile.(1)
10.11		Form of Opnext, Inc. Restricted Stock Agreement.(1)
10.12		Research and Development Agreement, dated as of July 31, 2001, by and among Hitachi, Ltd., Opnext Japan, Inc. and Opto Device, Ltd. as amended.(4)
10.13		Research and Development Agreement, dated as of July 31, 2002, by and between Hitachi, Ltd. and Opnext, Inc., as amended.(4)
10.14		Outsourcing Agreement, made and entered into as of July 31, 2001, by and between Hitachi, Ltd. and Opnext Japan, Inc., as amended.(4)
10.15		Preferred Provider Agreement, made and entered into as of July 31, 2001, by and between Hitachi, Ltd. and Opnext, Inc., as amended.(4)
10.16		Procurement Agreement, made and entered into as of July 31, 2001, by and between Opnext Japan, Inc. and Hitachi, Ltd., as amended.(4)

10.17	Raw Materials Supply Agreement, made and entered into as of July 31, 2001, by and between Hitachi, Ltd. and Opnext, Inc., as amended.(4)
10.18	Intellectual Property License Agreement, dated as of July 31, 2001, by and between Hitachi, Ltd. and Opnext Japan, Inc., as amended.(4)
10.19	Intellectual Property License Agreement, dated as of October 1, 2002, by and between Hitachi, Ltd. and Optnext Japan, Inc., as amended.(4)
10.20	Intellectual Property License Agreement, effective as of October 1, 2002, by and between Hitachi Communication Technologies, Ltd. and Opnext Japan, Inc.(4)
10.21	Trademark Indication Agreement, dated as of October 1, 2002, by and between Hitachi, Ltd. and Opnext Japan, Inc., as amended.(2)
10.22	Trademark Indication Agreement, dated as of July 31, 2001, by and between Hitachi, Ltd., Opnext, Inc. and Opnext Japan, Inc., as amended.(2)
10.23	Lease Agreement, made as of July 31, 2001, between Hitachi Communication Technologies, Ltd. and Opnext Japan, Inc., as amended.(4)
10.24	Lease Agreement, made as of October 1, 2002, between Renesas Technology Corp. and Opnext Japan, Inc., as amended.(4)
10.25	Business Park Net Lease Agreement, dated as of June 30, 2000, by and between Bedford Property Investors, Inc. and Opnext, Inc., as amended.(4)
10.26	Agreement on Bank Transactions between Opnext Japan, Inc. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as amended.(3)
10.27	Software User License Agreement, dated as of October 20, 2003, by and between Renesas Technology Corp. and Opnext Japan, Inc.(3)
10.28	Logistics Agreement, effective as of April 1, 2002, between Opnext, Inc. and Hitachi Transport System, Ltd.(4)
10.29	Distribution Agreement, dated April 1, 2001, between Hitachi Electronic Devices Sales, Inc. and Opnext Japan, Inc.(4)
10.30	Distribution Agreement, dated April 1, 2003, between Opnext Japan, Inc. and Renesas Technology Sale Co., Ltd.(4)
10.31	Distribution Agreement, dated July 1, 2003, between Opnext Japan, Inc. and Hitachi High-Technologies Corp.(4)
21.1	List of Subsidiaries.(1)
23.1	Consent of Ernst & Young LLP.(4)
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page of the Registration Statement).(1)
99.1	Rule 438 Consent of John F. Otto, Jr., dated February 9, 2007.(4)

(1)	Previously filed with the Form S-1 filed by the Registrant on October 27, 2006.
(2)	Previously filed with Amendment No. 1 to the Form S-1 filed by the Registrant on December 13, 2006.
(3)	Previously filed with Amendment No. 3 to the Form S-1 filed by the Registrant on January 29, 2007.

(4)	Previously filed with Amendment No. 4 to the Form S-1 filed by the Registrant on February 12, 2007.